Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sealy Corporation of (1) our report dated February 10, 2004 relating to the financial statements of Sealy Corporation, which appears in the Sealy Corporation Annual Report on Form 10-K for the fiscal year ended November 30, 2003, and (2) of our report dated March 3, 2003 relating to the financial statements of Sealy Corporation which appear in the Prospectus (filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended) dated June 4, 2003, included in the Form S-4 for the fiscal year ended December 1, 2002.

/s/ PricewaterhouseCoopers LLP

Greensboro, North Carolina

March 26, 2004